UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2014

CÜR MEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-183760	99-0375741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2217 New London Turnpike
South Glastonbury, CT 06073
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (860) 430-1520

N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

We previously announced in a Current Report on Form 8-K, dated January 28, 2014, the filing of an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on January 31, 2014, in which we changed our name to CÜR Media, Inc. The Financial Industry Regulatory Authority (“FINRA”) advised us, on February 10, 2014, that the name change was announced by FINRA on February 10, 2014, with an effective date of February 11, 2014 (the “Effective Date”). At the open of trading on the Effective Date, our trading symbol will change to “CURM”.

We also previously announced in the Form 8-K referred to above, a 16.503906-for-1 forward stock split of our common stock, $0.0001 par value per share (“Common Stock”), in the form of a dividend, with a record date of February 11, 2014 (the “Record Date”). The payment date will be February 14, 2014 (the “Payment Date”), the ex-dividend date will be February 18, 2014 (the “Ex-Dividend Date”), and the due bill redeemable date will be February 20, 2014. The stock split in the form of a dividend will entitle each shareholder of our Common Stock as of the Record Date to receive 15.503906 additional shares of Common Stock for each one share owned. Additional shares issued as a result of the forward stock split will be distributed on the Payment Date. Shareholders do not need to exchange existing stock certificates and will receive an additional certificate reflecting the newly issued shares.

Shareholders who sell their Common Stock before the Ex-Dividend Date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or "due bill" from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the Ex-Dividend Date, the first business day after the stock dividend Payment Date. As of the Ex-Dividend Date, our Common Stock will trade on a post-split adjusted basis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CÜR MEDIA, INC.

Date: February 11, 2014	By:	/s/ Thomas Brophy
	Name	Thomas Brophy
	Title	Chief Executive Officer

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